URANIUM ROYALTY CORP.

(THE "COMPANY")

AMENDED AND RESTATED INSIDER TRADING POLICY

(November 2, 2021)

1.
APPLICABILITY

1.1.
This Policy applies to all transactions in the Company's securities, including shares, certain awards under the Company's long term performance incentive plan and any other incentive plan of the Company, and any other securities the Company may issue from time to time, such as additional classes of shares, convertible debentures, as well as to derivative securities relating to the Company's shares, whether or not issued by the Company, such as exchange-traded options. This Policy also applies to engaging in a private agreement where the value of the agreement varies in relation to the price of the underlying security. This Policy applies to all employees, officers and directors of, and consultants and contractors to, the Company or any subsidiary of the Company who receive or have access to Material Non-Public Information (as defined in Section 6 hereof) regarding the Company. This group of people, members of their immediate families, and members of their households are sometimes referred to in this Policy as "insiders". This Policy also applies to any person who receives Material Non-Public Information from any insider.

1.2.
Any person who possesses Material Non-Public Information regarding the Company is an insider for so long as the information is not publicly known. Any employee can be an insider from time to time, and would at those times be subject to this Policy.

2.
STATEMENT OF POLICY

2.1.
Trading on Material Non-Public Information. No director, officer or employee of, or consultant or contractor to the Company, and no member of the immediate family or household of any such person shall engage in any transaction involving a purchase or sale of the Company's securities, including any offer to purchase or offer to sell, during any period commencing with the date that he or she possesses Material Non-Public Information concerning the Company, and ending at the close of business on the first trading day following the date of public disclosure of that information, or at such time as such non-public information is no longer material. As used herein, the term "trading day" shall mean a day on which the TSX Venture Exchange is open for trading.

2.2.
Tipping. No insider shall disclose ("tip") Material Non-Public Information to any other person (including family members), nor shall such insider or related person make recommendations or express opinions on the basis of Material Non-Public Information as to trading in the Company's securities.

2.3.
Confidentiality of Non-Public Information. Non-public information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. The Company authorizes only certain employees and agents of the Company to make disclosures of Material Non-Public Information. Unless authorized to do so by the Company, any insider or other person in possession of Material Non-Public Information should refrain from discussing same with anyone not subject to this Policy.

3.
POTENTIAL CRIMINAL AND CIVIL LIABILITY AND/OR DISCIPLINARY ACTION

3.1.
Monitoring. Securities regulators and stock exchanges use sophisticated electronic surveillance techniques to uncover insider trading.

3.2.
Liability for Insider Trading. Insiders may be subject to significant financial penalties and imprisonment for engaging in transactions in the Company's securities at a time when they have knowledge of non-public information regarding the Company.

3.3.
Liability for Tipping. Insiders may also be liable for improper transactions by any person (commonly referred to as a "tippee") to whom they have disclosed non-public information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company's securities. Securities regulators have imposed large penalties even when the disclosing person did not profit from the trading.

3.4.
Possible Disciplinary Actions. Company employees who violate this Policy shall also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company's equity incentive plans or termination of employment.

4.
GUIDELINES

4.1.
Transaction Trading Ban. From time to time, the Company may also impose a trading ban on directors, officers, selected employees and others who may be in possession of Material Non-Public Information in order to suspend trading because of developments known to the Company and not yet disclosed to the public. In such event, such persons are advised not to engage in any transaction involving the purchase or sale of the Company's securities during such period and should not disclose to others the facts of such suspension of trading.

4.2.
Trading Window. To ensure compliance with this Policy and applicable securities laws, all directors, officers and employees having access to the Company's internal financial statements or other Material Non-Public Information shall refrain from conducting transactions involving the purchase or sale of the Company's securities other than during the period (the "trading window") commencing at the close of business on the first trading day following the date of public disclosure of the financial results for a particular fiscal quarter or year and continuing up to the 14th day before the scheduled date of the board of directors meeting to approve the financial results for the next applicable fiscal quarter or fiscal year end.

The purpose behind the trading window period is to help establish a diligent effort to avoid any improper transactions.

It should be noted, however, that even during the trading window, any person possessing Material Non-Public Information concerning the Company should not engage in any transaction in the Company's securities until such information has been publicly disclosed for at least one trading day, whether or not the Company has imposed a suspension of trading on that person. Trading in the Company's securities during the trading window should not be considered a "safe harbour" and all directors, officers and other persons should use good judgement at all times.

4.3.
Waiver. Notwithstanding the foregoing, the chief financial officer of the Company may waive the prohibitions contained herein in exceptional circumstances, provided that the individual seeking the waiver does not possess any Material Non-Public Information concerning the Company and that making such an exception would not violate any applicable securities laws or stock exchange policies.

4.4.
Pre-Clearance of Trade. The Company has determined that all officers and directors of the Company should refrain from trading in the Company's securities, even during the trading window, without first complying with the "pre-clearance" process. Each officer and director should contact the chief financial officer prior to commencing any trade in the Company's securities. The Company may find it necessary, from time to time, to require compliance with their pre- clearance process from certain employees, consultants and contractors other than, and in addition to, officers and directors.

4.5.
Short-Swing Trades. The Company recommends that, without taking into account the receipt of an award under any equity compensation plan of the Company, insiders should not buy and sell the Company's securities within the same six-month period.

4.6.
Short Sales. Insiders of the Company are not permitted to sell "short" or sell a "call option" on any of the Company's securities or purchase a "put option" where they do not own the underlying securities.

4.7.
Individual Responsibility. Every officer, director and employee has the individual responsibility to comply with this Policy against insider trading, regardless of whether the Company has a mandatory trading window for that insider or any other insiders of the Company. The guidelines set forth in this Policy are guidelines only, and appropriate judgement should be exercised in connection with any trade in the Company's securities. Furthermore, the guidelines set forth in this Policy in no way reduce the obligations imposed by law on the insider. Compliance with insider trading and disclosure requirements under applicable law remains the personal responsibility of each insider.

An insider may, from time to time, have to forego a proposed transaction in the Company's securities even if he or she plans to make the transaction before learning of the Material Non-Public Information and even though the insider believes he or she may suffer an economic loss or forego anticipated profit by waiting.

5.
APPLICABILITY OF POLICY TO INSIDER INFORMATION REGARDING OTHER COMPANIES

This Policy and the guidelines described herein also apply to Material Non-Public Information relating to other companies ("Partners") when that information is obtained in the course of employment with, or other services performed on behalf of, the Company. Civil and criminal penalties, and termination of employment, may result from trading on inside information regarding Partners of the Company. All employees should treat Material Non-Public Information about Partners of the Company with the same care required with respect to information related directly to the Company.

6.
DEFINITION OF MATERIAL NON-PUBLIC INFORMATION

6.1.
It is not possible to define all categories of material information. However, information should be regarded as material if there is a reasonable likelihood that it would be considered important to an investor in making an investment decision regarding the purchase or sale of the issuer's securities or if it would alter the total mix of information in the marketplace about the issuer. Information is considered non-public if the information has not been broadly disseminated to the public for a period sufficient to be reflected in the price of the security. Information remains non-public until it has been "publicly disclosed", meaning that it is published in such a way as to provide broad, non-exclusionary distribution of the information to the public.

6.2.
While it may be difficult under this standard to determine whether particular information is material, there are various categories of information that are particularly sensitive and, as a general rule, should always be considered material. Examples of such information may include:

(a)
financial results;

(b)
projections of future earnings or losses;

(c)
news of a pending or proposed merger or joint venture;

(d)
news of a disposition of a subsidiary;

(e)
impending bankruptcy or financial liquidity problems;

(f)
changes in dividend or distribution policy;

(g)
new equity or debt offerings;

(h)
acquisitions;

(i)
significant litigation exposure due to actual or threatened litigation; and

(j)
major changes in senior management.

6.3.
Both positive and negative information may be material.

7.
CERTAIN EXEMPTIONS

For the purposes of this Policy, the Company considers that the exercise of stock options for cash or the purchase of shares under any employee stock purchase plan of the Company (but not the sale of any such shares) is exempt from this Policy, since the other party to the transaction is the Company itself and the price does not vary with the market but is fixed by the terms of the option agreement or the plan.

INQUIRIES

Please direct your questions as to any of the matters discussed in this Policy to the chief financial officer.